UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2011

SPECTRUM PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 S. Eastern Ave., Ste. 240 Henderson, NV	89052
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 260-7421

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective April 22, 2011, the Board of Directors (the “Board”) of Spectrum Pharmaceuticals, Inc. (the “Company”), following consultation with its compensation consultant, adopted a Long-Term Retention and Management Incentive Plan (the “Plan”) to provide equity and cash incentives for the Company’s principal executive officer, principal financial officer and other named executive officers. The Plan rewards long-term corporate performance, with a goal of helping to align the total compensation of the participants with the interests of the Company’s stockholders. The Plan provides that, upon the occurrence of certain events, each participant will be entitled to receive stock awards under the Company’s 2009 Incentive Award Plan, as amended, and cash awards, each as described below. The Plan will terminate on April 22, 2016, the fifth anniversary of its effective date.

The stock award component of the Plan is as follows: (i) upon the Company achieving a market capitalization of $750 million or more for 20 consecutive business days (the “Initial Capitalization Target”), (A) Rajesh C. Shrotriya, M.D., the Company’s Chief Executive Officer, will be awarded 520,000 shares of the Company’s common stock, and (B) each of George F. Tidmarsh, M.D, Ph.D., the Company’s Chief Scientific Officer, James E. Shields, the Company’s Chief Commercial Officer, and Brett L. Scott, the Company’s Acting Chief Financial Officer, will be awarded 86,500 shares of the Company’s common stock; and (ii) upon the Company achieving a market capitalization of $1 billion or more for 20 consecutive business days (the “Subsequent Capitalization Target”), (X) Dr. Shrotriya will be awarded an additional 260,000 shares of the Company’s common stock, and (Y) each of Dr. Tidmarsh and Messrs. Shields and Scott and will be awarded an additional 43,250 shares of the Company’s common stock. Each of the Initial Capitalization Target and the Subsequent Capitalization Target are referred to as an “Equity Milestone.”

The cash award component of the Plan is as follows: (i) Dr. Shrotriya will be entitled to receive a cash payment equal to 1.00% of the Company’s transaction value in the event of a change in control of the Company (the “Cash Milestone”); and (ii) each of Dr. Tidmarsh and Messrs. Shields and Scott will be entitled to receive a cash payment equal to 0.17% of the Company’s transaction value in the event of a Cash Milestone.

All rights of a participant to future stock awards or a cash award under the Plan will be forfeited upon a termination of the participant’s employment with the Company, except as described below. In the event that a participant’s employment is terminated by the Company without cause or by a participant for good reason within sixty (60) business days prior to the Company’s achievement of the Initial Capitalization Target, such participant will be awarded a pro-rata portion of the stock award for the achievement of the Initial Capitalization Target calculated in accordance with the terms of the Plan. Finally, notwithstanding the foregoing sentence, in the event that an Equity Milestone is achieved in connection with a proposed change in control of the Company, such Equity Milestone shall not result in the issuance of shares of the Company’s common stock under the Plan.

The foregoing summary does not purport to be a complete description of the terms of the Plan and is qualified in its entirety by reference to the Plan, a copy of which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2011.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectrum Pharmaceuticals, Inc.
Date: April 26, 2011	By:	/s/ BRETT L. SCOTT
		Name:	Brett L. Scott
		Title:	Senior Vice President and Acting Chief Financial Officer